EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Vycor Medical, Inc.

We consent to the incorporation by reference in the Form S-1, of Vycor Medical, Inc. as to our report dated April 7, 2014, with respect to the consolidated balance sheets of Vycor Medical, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended.

Hackensack, New Jersey

May 23, 2014